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                                                                     EXHIBIT 4.1


                               AMENDMENT NO. 2 TO
                             VEECO INSTRUMENTS INC.
                             2000 STOCK OPTION PLAN

                             Effective May 10, 2002

         Section 5(a) of the Veeco Instruments Inc. 2000 Stock Option Plan, as amended (the "Plan"), is hereby amended to read, in its entirety, as follows:

                  5.       GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

                           The Committee may, from time to time, grant Options
                  to one or more Eligible Persons; provided, however, that:

                           (a) Subject to Section 9, the aggregate number of
                  shares of Stock in respect of which Options may be granted under the Plan shall not exceed 4,400,000;

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